Exhibit 2.2

SUPPORT AGREEMENT

This Support Agreement (the “Agreement”) is made and entered into as of March 3, 2012, by and among Plato Learning, Inc., a Delaware corporation (“Parent”), Archipelago Learning, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (“Holder”).

RECITALS

Pursuant to an Agreement and Plan of Merger, dated as of March 3, 2012 (the “Merger Agreement”), by and among Parent, Project Cayman Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding Common Stock, par value $0.001 per share, of the Company as is indicated beneath Holder’s signature on the last page of this Agreement (the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1. Agreement to Retain Shares.

(a) Transfer. (1) Except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the Expiration Date (as defined below), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below), (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder’s Shares into a voting trust or enter into a voting agreement with respect to any of such Holder’s Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2), and (3) Holder agrees not to, directly or indirectly, take any action that could reasonably be expected to have the effect of preventing or disabling Holder from performing Holder’s obligations under this Agreement at any time prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date. As used herein, the term “Expiration Date” shall mean the date of termination of the Merger Agreement in accordance with the terms and provisions thereof.

(b) Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares (as defined below) by Holder to any Affiliate of Holder or any family member or trust for the benefit of any family member so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent memorializing such agreement.

(c) New Shares. Holder agrees that any shares of Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

(d) Stop Transfer. From and after the date of this Agreement through the term of this Agreement, the Company will not register or otherwise recognize the transfer (by book entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, Section 1(b).

2. Agreement to Vote Shares.

(a) Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares, unless a Company Adverse Recommendation Change has been made in accordance with Sections 5.4(d) or 5.4(e) of the Merger Agreement: (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against (x) any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Parent, (y) any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or Holder under this Agreement, or (z) which would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled (each such action or proposal described in this clause (ii), an “Opposing Proposal”). This Agreement is intended to bind Holder as a stockholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Prior to the termination of this Agreement, Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

(b) Holder further agrees that, until the termination of this Agreement, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule

14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (B) initiate a stockholders’ vote with respect to an Opposing Proposal or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.

3. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Parent that Holder (i) is the record and beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, are and will be free and clear of any liens, claims, options, charges or other encumbrances, and (ii) does not own of record or beneficially any shares of capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.

5. Termination. This Agreement shall terminate and shall have no further force and effect upon the earlier of the Effective Time or the Expiration Date. Holder shall have the right to terminate this Agreement immediately following Parent’s notification to the Company of (a) any decrease in the Merger Consideration payable in the Merger or (b) any change to the form of consideration payable in the Merger.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a record holder and beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Holder (or any person that is employed by or that renders services for Holder or any of its Affiliates) acting in his, her or its capacity as a director or fiduciary of the Company, including, for the avoidance of doubt and without limitation, any participation by any such person in his capacity as a director of the Company in any discussions or negotiations regarding, and making any determinations or recommendations with respect to, Sections 5.4(d) or 5.4(e) or Articles VI or VII of the Merger Agreement, (iii) Holder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder (or any person that is employed by or that renders services for Holder or any of its Affiliates) acting in his capacity as a director or fiduciary of the Company.

7. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Agreement to be duly executed on the date first above written.

PLATO LEARNING, INC.

By:	/s/ P. Holden Spaht
Name:	Holden Spaht
Title:	Vice President and Assistant Secretary

Address:

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Telephone:	(415) 263-3660
Facsimile:	(415) 392-6480
Attention:	Holden Spaht
A.J. Rohde

ARCHIPELAGO LEARNING, INC.

By:	/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chief Executive Officer and President

Address:

Archipelago Learning, Inc.
3232 McKinney Avenue, Suite 400
Dallas, TX 75204
Attention:	Mark Dubrow
Facsimile:	(877) 519-9482

SIGNATURE PAGE TO

SUPPORT AGREEMENT

“HOLDER”

PROVIDENCE EQUITY PARTNERS V L.P.

By:	Providence Equity GP V L.P.,
its general partner

By:	Providence Equity Partners V L.L.C.,
its general partner

/s/ Peter Wilde
Peter Wilde

Holder’s Address for Notice:

Facsimile:
Attention:

SIGNATURE PAGE TO

SUPPORT AGREEMENT

Shares owned of record:		Beneficially owned shares:
Class of Shares	Number	Class of Shares	Number
Common Stock	10,599,689	Common Stock	10,599,689